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
------                                                                                     -------------------------------
FORM 4                                                                                               OMB APPROVAL
------                                                                                               ------------
                                                                                          OMB Number:             3235-0104
                                                                                          Expires:        December 31, 2001
                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION            Estimated average burden
                                          WASHINGTON, DC 20549                            Hours per response            0.5
                                                                                          ---------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES
    Section 16. Form 4            EXCHANGE ACT OF 1934, SECTION 17(a) OF THE
    or Form 5 obligation          PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
    may continue. See              OR SECTION 30(f) OF THE INVESTMENT COMPANY
    instruction 1(b).                           ACT OF 1940
(Print or Type Response)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
    Klem           Robert             E.       Genta Incorporated (Nasdaq: GNTA)                  to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
   C/O Genta Incorporated                         Number of Reporting        Month/Year           X Officer (give    Other (Specify
   Two Oak Way                                    Person, if an Entity      October 2001        ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)                                                 5. If Amendment,         VP Reaearch & Development
  Berkeley Heights   NJ              07922                                   Date of Original --------------------------------------
---------------------------------------------                                (Month/Day/Year)
  (City)           (State)           (Zip)                                                    7. Individual or Joint/Group Filing
                                                                           -----------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, par value $.001    10/15/01    X               6,000    A       $2.03125
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Common Stock, par value $.001    10/15/01    S               6,000    D       $12.364         -0-(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMAITON CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.
                                 SEC1474 (3-99)


FORM 4 (CONTINUED)                     TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     ---------------------------------------
                                                                               Date    Expira-               Amount or
                                                  ---------------------------- Exer-   tion       Title      Number of
                                                    Code  V     (A)     (D)    cisable Date                  Shares
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Options to acquire          $2.03125    10/15/01     X                6,000    3/19/00 3/19/02    Common       6,000     $12,187.50
Common Stock (2)                                                                                  Stock, par
                                                                                                  value $.001
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                                658,353                   D
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Explanation of Responses:

   (1) Does not include 12,000 shares held by the Reporting Person's children's individual retirement accounts.
   (2) Issued under the Company's 1998 Employee Stock Incentive Plan.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Robert E. Klem              11/9/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
         If space is insufficient, See Instruction 6 for procedure.



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMAITON CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.